Exhibit 10-OOOO

                   ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of December 3,
1993, between CHRYSLER RAIL TRANSPORTATION CORPORATION, a
Delaware corporation ("Seller"), and ALLIED RAILCAR COMPANY, an
Illinois corporation ("Buyer").

         Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller, on the terms and conditions set forth in this Agreement.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

                           ARTICLE 1

                         DEFINITIONS

         1.1 Defined Terms. The following terms have the meanings specified in this Article 1 for all purposes of this Agreement.

         "AAR" means the Association of American Railroads.

         "AAR Certificate of Sale" means AAR Form 88-C-5-1,
Record of Certification of Other than New Railcars Sold for Use in Interchange Service substantially in the form of Exhibit A.

         "Affiliate" means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto.

         "Assets" means the assets, which shall consist of the Computers, the Contract, Leases, Lease Security Deposits, Management Agreements, Marks, Marks Agreements, Railcars, Records and Warranties to be acquired by Buyer pursuant to and in accordance with this Agreement.

         "Assumed Contracts" means, collectively, the Contract, Leases, Management Agreements, Marks Agreements and items listed on Part II of Schedule 5, and each is an "Assumed Contract".

         "Closing" means the completion of the purchase of the Assets and the assumption of the Assumed Obligations by Buyer.

         "Closing Date" means the date and time at which the Closing occurs.

         "Computers" means, collectively, the computers listed on Part I of Schedule 5 and the software listed on Part II of
Schedule 5.

         "Contract" means the Agreement, dated April 30, 1990, between Seller and Railcar Management, Inc., as such agreement may be amended from time to time.

         "Destroyed Railcar" or "Destroyed Railcars" means one or more than one Railcar that is destroyed, irretrievably lost, or damaged beyond repair prior to the Closing.

         "Effective Time" means 12:00 a.m. Chicago time on December 3, 1993.

         "Lease" or "Leases" means, respectively, one or more than one of the lease agreements, usage or other agreements or contracts with respect to the employment of Railcars listed on
Schedule 2, including all master lease agreements, schedules, riders, amendments, additions, addenda or modifications thereto, to the extent the foregoing relate to the Railcars.

         "Lease Security Deposits" means security deposits or prepayments which function as the equivalent of security deposits, if any, received by Seller from Lessees under the Leases prior to the Closing Date, which have not been refunded or applied prior to the Closing Date.

         "Lessee" means a lessee, sublessee or similar party under a Lease.

         "Management Agreement" or "Management Agreements" means, respectively, one or more than one of the agreements providing for the management of Railcars or railcars which are listed on Schedule 3 (including any schedules, riders, amendments, additions, addenda or modifications thereto).

         "Mark" or "Marks" means, respectively, one or more than one of the following reporting marks: DVS, MPA and Miss.

         "Marks Agreement" or "Marks Agreements" means, respectively, one or more than one of the agreements relating to the use of certain railroad reporting Marks and which are listed on Schedule 4 to the extent relating to the Railcars.

         "Permitted Liens" means (i) mechanics', carriers', materialmen's and other similar liens arising or incurred in the ordinary course of business, (ii) liens for Taxes not yet due and payable (or due but payable without penalty) or that are being contested in good faith, (iii) liens arising or resulting from any action taken by Buyer or any of its Affiliates,
(iv) liens created by, arising out of or specifically permitted by this Agreement or any Assumed Contract, and (v) liens arising pursuant to the Revolving Credit Agreement and related agreements, which liens will be released at the Closing.

         "Person" means any individual, entity, corporation, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

         "Railcar" or "Railcars" means, respectively, one or more than one of the railcars listed on Schedule 1.

         "Records" means (i) all Certificates of Construction, R-1 Forms, Drawings of General Arrangement, maintenance records and UMLER records in the possession or control of Seller to the extent the foregoing relate to the Railcars, and (ii) copies of all property tax bills, reports or renditions in the possession or control of Seller for calendar years 1992 and 1993 to the extent such bills, reports or renditions relate to the Railcars.

         "Revolving Credit Agreement" means the Combined Amended and Restated Revolving Credit Agreement, dated as of July 29, 1992, among Chrysler Financial Corporation, Chemical Bank, Swiss Bank Corporation and the other banks listed therein, as it may be amended from time to time.

         "Seller's Knowledge" means the actual knowledge, without independent investigation, of any of Seller's management employees.

         "Taxes" means all taxes, charges, fees, levies, imposts, duties and other assessments imposed by any federal, state, local, or foreign governmental authority, including, without limitation, any income, gross receipts, sales, use, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, or personal property tax, together with any interest, penalties, or additions to tax.

         "Transition Agreement" means that Transition Agreement between Interail, Inc. ("Interail") and Seller in substantially the form of Exhibit B.

         "UMLER" means that certain industry wide record system known as the Universal Machine Language Equipment Register.

         1.2  Article, Section, Exhibit and Schedule
References. References to "Articles," "Sections," "Exhibits" and "Schedules" shall be to Articles, Sections, Exhibits and Schedules, respectively, of or to this Agreement, as the case may be, unless otherwise specifically provided.

         1.3 Singulars and Plurals. Any of the terms defined in Section 1.1 or elsewhere in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                           ARTICLE 2

                PURCHASE OF ASSETS AND CLOSING

         2.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement including, without limitation Section 2.9, Seller shall sell, assign, convey or otherwise transfer to Buyer (or, in the case of the Management Agreements listed on Part II of Schedule 3 to the extent such Management Agreements relate to managed railcars, to Interail) without recourse, representation or warranty, except as otherwise expressly provided herein, and Buyer (or, in the case of the Management Agreement listed on Part II of Schedule 3 to the extent such Management Agreements relate to managed railcars, Interail) shall purchase and acquire, on the Closing
Date:

              (a)  All of the right, title and interest of
Seller in and to the Railcars;

              (b) All manufacturer's and repairman's warranties to the extent that they relate to the Railcars and are assignable without the consent of any such manufacturer or repairman (the "Warranties");

              (c) All of the right and interest of Seller under the Contracts;

              (d) All of the right and interest of Seller as a lessor of Railcars under the Leases;

              (e) All of the right and interest of Seller under the Management Agreements listed on Part I of Schedule 3 (to the extent such Management Agreements relate to Railcars);

              (f)  All of the right, title and interest of
Seller in and to the Records;

              (g)  All of the right, title and interest of
Seller in, to and under the Marks and the right and interest of Seller under the Marks Agreements;

              (h) All of the right, title and interest, as applicable, of Seller in and to the Computers;

              (i) All of the right and interest of Seller in and to the Lease Security Deposits; and

              (j) The right to receive payments in respect of Destroyed Railcars pursuant to Section 2.4.

         2.2 Excluded Assets. Seller shall not sell, and Buyer shall not acquire, any interest in (collectively, the "Excluded
Assets"):

              (a)  any of Seller's assets not described in
Section 2.1, including without limitation the following, (i) the name "Chrysler", the name "Chrysler Rail Transportation Corporation" or any logo or variation of either thereof, or any right to use the foregoing, (ii) the goodwill of Seller or any of Seller's Affiliates, (iii) duplicate copies of the Records,
(iv) any computer software other than the items listed on
Part II of Schedule 5, (v) customer lists of Seller or any of Seller's Affiliates, and (vi) any parts inventory located at Seller's railcar repair facility in Dyersburg, Tennessee;

              (b) any amounts owed or payable to Seller with respect to the Railcars (other than Destroyed Railcars), Assumed Contracts or Warranties which are attributable to the period up to the Effective Time (whether due from any Lessees, managers, Marks owners, carriers or other third parties or other Persons); and

              (c) any claim or right which Seller has or may have the right to assert against any Person under any Assumed Contracts or otherwise (including under any insurance contract or manufacturer's or repairman's warranty), insofar as such claim or right relates to assets not purchased by Buyer or obligations or liabilities not assumed by Buyer.

         2.3  Purchase Price.

              (a) Buyer shall pay to Seller for the Assets the amount, in dollars, equal to (i) fifty-three million six hundred thousand dollars ($53,600,000), less (ii) two thousand two hundred fifty dollars ($2,250) multiplied by the total number of cars listed on Schedule 4.5 (the "Purchase Price").

              (b) In accordance with the terms and conditions of this Agreement, at Closing Buyer shall pay to Seller the Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Buyer from Seller at least one business day prior to Closing.

         2.4 Compensation for Destroyed Railcars. Buyer agrees that there shall not be any adjustment to the Purchase Price in the event any Railcar is a Destroyed Railcar and further agrees that its sole compensation for the acquisition of any Railcar which is a Destroyed Railcar shall be the amount paid or payable to the owner thereof in respect of such Destroyed Railcar under the rules of the AAR or the terms of the applicable Lease (all rights of Seller in and to such amounts are assigned to Buyer). Buyer acknowledges and agrees that Seller's sole obligation with respect to any payments that may be due to Buyer in respect of Destroyed Railcars (except as expressly provided in the preceding sentence) is to pay to Buyer an amount equal to the amount, if any, which Seller receives from any Person in respect of such Destroyed Railcar under the rules of the AAR or the terms of the applicable Lease.

         2.5 Assumption of Obligations. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall assume and thereafter perform and discharge:

              (a) all liabilities, obligations and duties of Seller incurred, accrued, arising or to be performed at or after the Effective Time under the Assumed Contracts (it being understood and agreed that Buyer shall not assume any obligation under any Assumed Contract to the extent it relates to an obligation which arose prior to the Effective Time except as contemplated hereby); and

              (b) all other liabilities, obligations and duties (and asserted liabilities, obligations or duties), whether fixed or contingent, (i) accruing at or after the Effective Time or
(ii) for, upon or otherwise with respect to an event or circumstance to the extent occurring at or after the Effective Time, and, in each case, in any way associated with, related to or arising out of, the Assets (collectively, the "Assumed Obligations").

         Any duty, liability or obligation relating to or arising out of the Assets which is not an Assumed Obligation is an "Excluded Obligation." Without limiting the foregoing, Excluded Obligations shall include (i) any obligations to or with respect to any employees of Seller, (ii) any claims or litigation against Seller to the extent arising out of an event or circumstance occurring prior to the Effective Time and not expressly assumed by Buyer under this Agreement, (iii) any other liabilities or obligations to the extent pertaining to any period prior to the Effective Time and not expressly assumed by Buyer under this Agreement, and (iv) any Tax liabilities of Seller arising out of its ownership of the Assets prior to the Effective Time.

         2.6  Allocation of Revenues and Expenses.

              (a)  Subject to Section 2.4, all revenues or
expenses relating to the Assets allocable to the period prior to the Effective Time shall be for the account of Seller. All revenue or expenses relating to the Assets allocable to the period from and after the Effective Time shall be allocable to the Buyer. Seller shall be solely responsible for the discharge of any obligation secured by a Permitted Lien of the type referred to in clause (i) of the definition of Permitted Lien to the extent the obligation relates to an expense or liability incurred prior to the Effective Time which is allocable to Seller pursuant to this Section 2.6. Except for the items governed by Sections 2.4 and 2.6(b), revenues from the Assets shall be allocated to the period in which they were earned (whether or not billed during such period) and expenses paid or payable with respect to the Assets shall be allocated to the period in which the event giving rise to such expenses occurred (whether or not such expenses were paid or payable during such period).

              (b) The following items of revenue or expense shall be governed by the special allocation rules set forth in the remainder of this Section 2.6(b).

                    (i)   Personal property taxes with respect
to the Railcars shall be allocated as follows: all such taxes relating to the period ending at the Effective Time shall be allocable to the account of Seller, and all such taxes relating to subsequent periods shall be allocable to the account of Buyer.

                   (ii)   To Seller's Knowledge, Schedule
2.6(b)(ii) sets forth a list of all Railcars that are awaiting or undergoing repairs (other than running repairs) as of November 30, 1993 and all Railcars that Seller has been informed are in transit for such repairs. The amount of any costs and expenses associated with repairs to all Railcars that are awaiting or undergoing repairs (other than running repairs) as of the Effective Time and all Railcars that Seller has been informed are in transit for such repairs which repairs are necessary to restore such Railcars, in a manner consistent with Seller's past practices as determined in the sole reasonable discretion of Gene Eadus, to at least average condition and repair for their age and type (compared to the United States' fleet of railcars of similar age and type as a whole) shall be allocated one-half to the account of Seller and one-half to the account of Buyer. All other repairs to such Railcars authorized by Buyer shall be for the account of Buyer.

              (c) If Seller or Buyer shall make or has made any payment or payments with respect to the Assets, and any portion of said payment or payments is in satisfaction of a liability or expense that is, in accordance with the terms hereof, properly payable by the other, or if any portion of such payment is a security deposit or a prepayment which functions as an equivalent of a security deposit for any payment not then due, the party making such payment, deposit or prepayment will be promptly reimbursed by the other upon receipt of notice of such payment having been made. If Seller or Buyer shall receive any payments with respect to the Assets and the other party is entitled under this Agreement to receive such payment, the party receiving such payment shall promptly deliver such payment to the other party. The parties shall cooperate with each other to effect any such reimbursements and payments, and to cause a preliminary accounting with respect to any amounts then owed under Section 2.6 to be prepared:

                  (i) for the period terminating with the last day of the first full calendar month after the Closing Date, on the last day of the second full month following the Closing with respect to payments made or received during the initial period, and

                 (ii)   thereafter, until no further
reimbursements are required, on the last day of each month with respect to payments made or received during the prior month for each month commencing with the second full calendar month following the Closing.

         2.7 Closing. Unless the parties shall agree in writing upon a different location, time or date, the Closing shall take place at the offices of Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois (or such other place as Buyer and Seller shall mutually designate), at 10:00 A.M. on December 3, 1993, or such later date, not later than December 31, 1993 as Buyer and Seller shall mutually agree. The term "Closing Date" means the date and time at which the Closing occurs.

         2.8  Deliveries at Closing.

              (a)  At the Closing, Seller shall deliver to Buyer
(i) the Leases, Management Agreements (other than those related to managed railcars), Contract and Marks Agreements and such bills of sale, endorsements, and instruments of conveyance, transfer and assignment as are necessary to transfer to Buyer (or Interail, in the case of Management Agreements for managed railcars) all of the right, title and interest of Seller in and to the Assets in accordance with this Agreement and (ii) all other instruments and documents which are expressly required pursuant to this Agreement to be executed and delivered by Seller at the Closing. Buyer acknowledges that Seller is under no obligation to physically deliver the Railcars or any other Asset (other than as specified above) at the Closing and thereafter any physical delivery of any of the Assets (other than the Records) shall be at Buyer's expense.

              (b) Seller and Buyer acknowledge that at the time of Closing the Railcars are in the possession of Lessees or at various locations on the railroad interchange system and that physical delivery at Closing is not practicable. Accordingly, Buyer and Seller agree that each Railcar shall be deemed delivered from Seller to Buyer under this Agreement, without any further action by Seller or Buyer, on the earlier of (i) the first day that such Railcar is present in any of the states listed on Schedule 2.8(b) or (ii) December 31, 1994. This provision shall have no effect on title, risk of loss or any other rights and obligations with respect to the Railcars, all of which shall pass from Seller to Buyer at the Closing (or as otherwise provided by Section 2.9). Buyer agrees that Seller shall have no liability or obligation to Buyer for any Losses to Buyer which arise out of or relate to this Section 2.8(b).

              (c)  At Closing, Buyer shall deliver to Seller
(i) the Purchase Price, (ii) such assumptions or other instruments necessary or appropriate to effect Buyer's assumption of the Assumed Obligations (and, in the case of Management Agreements for managed railcars, Interail's assumption of Seller's obligations under such Management Agreements), and (iii) all other instruments and documents which are expressly required pursuant to this Agreement to be executed and delivered by Buyer at the Closing.

         2.9 Restricted Assets. (a) Anything in this Agreement to the contrary notwithstanding, if an attempted assignment or transfer by Seller of its right, title and interest in, to and under, as applicable, any Asset to Buyer or Interail, as the case may be, as contemplated by this Agreement, without the consent or approval of any necessary party (together with the Amendment to the Management Agreement, dated as of September 9, 1986, between Seller and Provco Leasing Group in substantially the form attached hereto as Exhibit P, a "Consent"), would constitute a breach thereof or a default thereunder by Seller (and such Consent has not been obtained) then:

                  (i) Subject to Section 2.9(c), Seller shall not sell, transfer or assign to Buyer or Interail, as the case may be, its right, title and interest in, to and under, as applicable, such Asset and the related Railcar, if applicable (a "Restricted Asset"); and Buyer or Interail, as the case may be, shall not assume any liabilities or obligations associated with such Restricted Asset (and such liabilities or obligations shall not be deemed to be an Assumed Obligation), in each case unless and until such time (but in any event not prior to the Closing
Date) as all necessary Consents to the assignment or transfer of such Restricted Asset to Buyer or Interail, as the case may be, as contemplated hereunder are obtained.

                 (ii) In the event that all necessary Consents to the assignment or transfer to Buyer or Interail, as the case may be, of a Restricted Asset as contemplated hereunder are obtained, all right, title and interest of Seller, in, to and under, as applicable, the relevant Restricted Asset shall be assigned or transferred to Buyer or Interail, as the case may be, and Buyer or Interail, as the case may be, shall assume the liabilities and obligations of Seller under such Restricted Asset to be performed by Seller at and after the Effective Time as contemplated hereby or under the Interail Assumption Agreement, or, if such Consents are obtained after the Closing Date, such right, title and interest and such liabilities and obligations shall thereupon automatically be deemed to have been so assigned, transferred and assumed as of the Effective Time.

              (b) Seller will use all reasonable efforts (not including the expenditure of money, or the payment or delivery of other consideration by Seller) to obtain the Consents necessary for the assignment or transfer of all Restricted Assets to Buyer or Interail, as the case may be, as promptly as practicable after the Closing Date.

              (c)  If any Consents are not obtained by the
Closing Date, Seller shall use all reasonable efforts (not including the expenditure of money, or the payment or delivery of other consideration by Seller) to provide for and at the expense of Buyer or Interail, as the case may be, to the maximum extent permitted by applicable law and the relevant Restricted Assets, the benefits that would otherwise accrue to Seller under such Restricted Asset following the Closing Date, including without limitation, to the maximum extent permitted by applicable law and the relevant Restricted Asset,
(i) enforcement, at the cost of Buyer or Interail, as the case may be, of any and all rights of Seller against the other party or parties to such Restricted Asset and (ii) the payment over to Buyer or Interail, as the case may be, of all amounts paid to Seller after the Closing Date with respect to such Restricted Asset (other than any amounts so received by Seller that constitute Excluded Assets). Each of Buyer and Interail agrees that, so long as it is receiving in all material respects the benefits of any Restricted Asset described in clause (ii) of the preceding sentence, Buyer or Interail, as the case may be, will fully pay, perform and discharge when due all of Seller's obligations thereunder which Buyer or Interail, as the case may be, would have otherwise been required to pay or perform had Seller transferred the Restricted Assets to Buyer or Interail, as the case may be, in accordance with this Agreement. At Buyer's direction and expense, Seller shall exercise any rights of termination it may have with respect to any Assumed Contract which is a Restricted Asset; provided however, that (w) Seller shall not be required to act at Buyer's direction unless and until Buyer shall have agreed to indemnify and hold harmless Seller and its Affiliates from any and all losses, costs and expenses, including legal fees, arising out of, based upon or resulting from the taking by Seller of such action at Buyer's direction (such indemnity to be in form and substance satisfactory to Seller), and (x) upon exercise of such right of termination Buyer shall no longer be entitled to any refund of the purchase price to which it would otherwise be entitled under
Section 2.9(e) with respect to such terminated Assumed Contract and any related Restricted Asset. Simultaneously with the execution and delivery of this Agreement, Seller is executing and delivering to Buyer a limited power of attorney in the form of Exhibit M to request any required Consents of third parties to permit the assignment to Buyer (or any assignee of Buyer) of all right, title and interest in, to and under any Restricted Asset. If all Consents to the Restricted Assets have not been obtained prior to the liquidation of Seller, Seller shall cause one of its
Affiliates to execute and deliver to Buyer an appropriate substitute limited power of attorney and upon such delivery, Buyer shall deliver the original power of attorney to Seller for destruction.

              (d) Buyer shall have no right to terminate this Agreement or to refuse to effect the Closing as a result of the failure to obtain any Consent with respect to the assignment of any Restricted Asset hereunder.

              (e) Subject to Section 2.9(f), if all necessary consents for the assignment or transfer of the Restricted Assets to Buyer or Interail, as the case may be, as contemplated hereunder are not obtained by the Closing Date, Buyer shall have the right, exercisable by written notice delivered to Seller (a "Refund Notice") at any time not earlier than 120 days after the Closing Date nor later than (i) 180 days after the Closing Date, in the case of any Restricted Asset the Consent for assignment of which is disclosed on the Disclosure Schedule, or (ii) 365 days after the Closing Date, in the case of any Restricted Asset the Consent for assignment of which is not disclosed on the Disclosure Schedule, to require Seller, on a date (the "Refund Date"), not earlier than 15 days nor later than 45 days from the date of delivery of the Refund Notice, which date is designated in the Refund Notice, to refund a part of the Purchase Price to Buyer in an amount equal to the amount set forth on Schedule 2.9 attributable to the applicable Restricted Asset ("Repurchase Price"), plus interest on such amount accrued at a rate of 5% per annum from the Closing Date through the date the Repurchase Price is delivered to Buyer, for each Restricted Asset designated in the Refund Notice with respect to which all Consents to the transfer of such Restricted Asset to Buyer or Interail, as the case may be, as contemplated by this Agreement have not been obtained by the Refund Date (a "Refunded Restricted Asset"). From and after the date Buyer shall receive the Repurchase Price, Seller shall have no further obligation to provide to Buyer or Interail, as the case may be, the benefits accruing under any Refunded Restricted Asset and Buyer or Interail, as the case may be, shall not have any further obligation to perform Seller's obligations thereunder or incur any expense in connection therewith, in each case as provided in Sections 2.9(b) and 2.9(c) of this Agreement. Notwithstanding anything in this Agreement to the contrary, all revenues and expenses associated with a Refunded Restricted Asset shall be for the account of Seller. On the Refund Date, Buyer or Interail, as the case may be, shall pay to Seller an amount equal to any amounts paid over to Buyer or Interail, as the case may be, pursuant to Section 2.9(c)(ii) in respect of such Refunded Restricted Asset.

              (f) The provisions of Section 2.9(e) shall not apply to any computer software listed on Part II of Schedule 5 ("Software"). Seller and Buyer acknowledge that, simultaneously with the execution and delivery of this Agreement, it is the intent of Buyer to transfer to all of its rights to acquire the Software to Interail. If all necessary consents for the assignment or transfer of any Software to Interail are not obtained by the Closing Date, then, upon request from Interail, Seller shall obtain, at its expense and as soon as reasonably practicable, the right for Buyer to use software substantially equivalent to the Software to the extent necessary for Buyer to manage the Railcars or railcars consistent with Seller's current practices. The provisions of this Section 2.9(f) shall constitute the sole and exclusive remedy of Buyer and Interail with respect to the failure to obtain a Consent to assign or transfer any Software.

              (g) The provisions of this Section 2.9 shall constitute the sole and exclusive remedy of Buyer and Interail with respect to any breach of the representations and warranties of Seller set forth in Sections 3.2(i)(B), 3.2(i)(C) and 3.3 that may be deemed to arise by reason of the fact that any Consent is required to transfer any Asset to Buyer or Interail as contemplated by this Agreement.


                           ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF SELLER

         IT IS THE INTENT AND AGREEMENT OF THE PARTIES HERETO THAT THE ASSETS ARE BEING SOLD ON AN "AS IS," "WHERE IS," "WITH ALL FAULTS" BASIS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3. Subject to the foregoing, Seller hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule (which Disclosure Schedule shall be divided by, and its entries shall clearly refer to, the Section of this Agreement to which a particular entry relates, provided, however, that any item disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all applicable sections of the Disclosure Schedule):

         3.1 Corporate Status. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and corporate authority to own and lease the Assets owned or leased by it.

         3.2 Authority; Binding Effect. Seller has the corporate power and corporate authority to execute and deliver this Agreement and the other instruments and agreements required or contemplated herein to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions provided for herein and therein, and all corporate action of Seller necessary for the making and performance of this Agreement and such other instruments and agreements by it has been duly taken. The execution, delivery and performance of this Agreement and such other instruments and agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) (A) contravene any provisions of the Certificate of Incorporation or by-laws of Seller, (B) assuming that the Consents set forth in the Disclosure Schedule are obtained, result in any material breach of or material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or the cancellation of, or the creation of any lien (other than Permitted Liens) under, any Assumed Contract, (C) assuming that the Consents set forth in the Disclosure Schedule are obtained, result in any material breach of or material defaults (or an event which, with notice or lapse of time or both, would constitute a material default) under, or the cancellation of, or the creation of any lien (other than Permitted Liens) under any other material mortgage, indenture, contract, agreement or other instrument to which Seller is a party except for such breaches, defaults, cancellations or liens which would not materially adversely affect Seller's ability to perform its obligations hereunder, or
(D) result in any violation by Seller of any law, rule or regulation applicable to it which violation would materially adversely affect Seller's ability to perform its obligations hereunder, (ii) result in any violation by Seller of any judgment, injunction or decree of any court or governmental authority applicable to Seller which violation would materially adversely affect Seller's ability to perform its obligations hereunder, or (iii) require any consent or approval of, notice to or filing, registration or qualification with, any governmental authority (a "Governmental Filing") to be made or obtained by Seller except for (A) [intentionally omitted],
(B) Governmental Filings that may be required to be made with the AAR and Interstate Commerce Commission, (C) UCC-3 termination statements, (D) state or local tax filings, (E) any Governmental Filings that may be required to be made as a result of the specific regulatory status of Buyer or as a result of any other facts that relate to the business or activities in which Buyer is or proposes to be engaged, and (F) Governmental Filings the failure of which to make or obtain would not have a material adverse effect on Seller's ability to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and the other instruments and agreements required or contemplated herein to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller at the Closing. This Agreement constitutes, and at the Closing each of such other instruments and agreements will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

         3.3  Consents From Third Parties.  The Disclosure
Schedule sets forth all Consents required to be obtained by Seller under the Assumed Contracts for the consummation by Seller of the transactions contemplated by this Agreement.

         3.4 Title to Equipment. Seller has good and valid title to all of the Assets free and clear of all liens, security interests and other similar encumbrances other than Permitted Liens. At the Closing Seller shall transfer to Buyer (or Interail, in the case of Management Agreements for managed railcars) good and valid title to all of the Assets free and clear of all liens, security interests and other encumbrances other than Permitted Liens described in clauses (i)-(iv) of the definition of "Permitted Liens".

         3.5 Condition of Railcars. Other than Destroyed Railcars, Railcars listed on Schedule 4.5, to the extent that the condition of the Railcar relates to "jack-in-the-box" trucks, and Railcars listed on Schedule 2.6(b)(ii), the Railcars are, in all material respects, in at least average condition and repair for their age and type (compared to the United States' fleet of railcars of similar age and type as a whole).

         3.6  Accuracy of Asset Schedules and Information.

              (a) Schedule 1 sets forth a list of all Leases, contract numbers, number of Railcars, Railcars and reporting marks thereon, which list is correct and complete in all material respects. Schedule 2 sets forth a list of all Leases, including the contract number, Lessee name, and number of Railcars covered, which list is correct and complete in all material respects. Schedule 3 sets forth a list of all Management Agreements, the leases relating thereto and the railcars subject thereto which list is correct and complete in all material respects. Schedule 4 sets forth a correct and complete list of all Marks Agreements. Schedule 5 sets forth a correct and complete list of all Computers.

              (b)  Seller has provided to Buyer a true and
complete copy of all of the Assumed Contracts.

              (c) The information contained on Schedule 6, is correct and complete in all material respects.

         3.7 Obligations of Seller Under Assumed Contracts. Seller has performed in all material respects under each of the Assumed Contracts. Seller is not in material breach of any covenant, obligation, duty or condition to be performed or observed by it under any such Assumed Contract, and no condition exists which, with notice or lapse of time or both, would constitute a material default thereunder. To Seller's Knowledge, no party to any Assumed Contract has asserted to Seller in writing that Seller is in default under such Assumed Contract or that such party has any right to counterclaims, defenses or setoffs under such Assumed Contract.

         3.8 Obligations of Lessees and Other Contracting Parties Under Assumed Contracts. Each of the Assumed Contracts is valid, binding and enforceable against each Lessee or party thereto other than Seller (the "Other Party"), as the case may be, in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (including limitations on the availability of specific performance or other equitable remedies). To Seller's Knowledge, the Lessee under each Lease and the Other Party under each other Assumed Contract has performed in all material respects under such Assumed Contract, as the case may be, and is not in material breach of any covenant, obligation, duty or condition to be performed or observed by it under such Assumed Contract, as the case may be, nor does any condition exist which, with notice or lapse of time or both, would constitute a material default thereunder.

         3.9 Compliance with Law. Seller has complied in all material respects with all governmental laws, rules and regulations applicable to the Assets.

         3.10 Litigation. There is no material action, suit, formal governmental investigation or other proceeding pending or, to Seller's Knowledge, threatened against Seller, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator which materially adversely affects the Assets or the Assumed Obligations and is reasonably likely to be adversely determined in a manner which would be material to the Assets, or which would materially impair Seller's ability to perform this Agreement or the other instruments and documents to be executed and delivered by Seller at the Closing.

         3.11 Brokers. There is no broker or finder or other Person who has any valid claim against any of the parties to this Agreement for a commission or brokerage fee or the like in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Seller or any of its Affiliates other than The Blackstone Group and The First Boston Corporation, whose fees will be paid by Seller or an Affiliate of Seller.

         3.12  Destroyed Railcars.  As of November 29, 1993, to
Seller's Knowledge, none of the Railcars is a Destroyed Railcar.

         3.13  Operations Since October 6, 1993.  Since
October 6, 1993, Seller has conducted its business operations with respect to the Assets in all material respects in the ordinary course and consistent with past practices.

         3.14 Computer Software. The software listed on Part II of Schedule 5, when acquired by Buyer in accordance with this Agreement, will be sufficient in all material respects to enable Interail (assuming it is all transferred to Interail) to manage the railcars that it is required to manage under the Management Agreements in a manner substantially consistent with Seller's practices prior to the Closing.


                           ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that:

         4.1 Corporate Status. Buyer is a corporation validly existing and in good standing under the laws of the State of Illinois. Buyer has the corporate power and corporate authority to own or lease its properties and assets and the Assets that it will acquire at the Closing and to carry on its business in the manner in which such business is now being conducted and will be conducted by Buyer after the Closing.

         4.2 Authority; Binding Effect. Buyer has the corporate power and corporate authority to execute and deliver this Agreement and the other instruments and agreements required or contemplated herein to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein, and all corporate action of Buyer, necessary for the making and performance of this Agreement and such other instruments and agreements by Buyer has been duly taken. The execution, delivery and performance of this
Agreement and such other instruments and agreements by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i)(A) contravene any provisions of the Articles of Incorporation or By-laws of Buyer,
(B) result in any material breach of or material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or the cancellation of, any material mortgage, indenture, contract, agreement or other instrument to which Buyer is a party except for such breaches, defaults or cancellations which would not materially adversely effect Buyer's ability to perform its obligations hereunder, or
(C) result in any violation by Buyer of any law, rule or regulation applicable to Buyer which violation would materially adversely affect Buyer's ability to perform its obligations hereunder, (ii) result in any violation by Buyer of any judgment, injunction or decree of any court or governmental authority applicable to Buyer which violation would materially adversely affect Buyer's ability to perform its obligations hereunder or (iii) require any Governmental Filing to be made or obtained by Buyer except for (A) [intentionally omitted],
(B) state or local sales tax filings and (C) Governmental Filings the failure of which to make or obtain would not have a material adverse effect on Buyer's ability to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and the other instruments and agreements required or contemplated herein to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer at the Closing. This Agreement constitutes, and at the Closing each of such other instruments and agreements will constitute, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms.

         4.3 Brokers. Except for agreements between Buyer and Railroad Financial Corporation which do not require any payments by Seller or any of its Affiliates and which fees will be paid by Buyer, there is no broker or finder or other Person who has any valid claim against any of the parties to this Agreement or any of their Affiliates for a commission or brokerage fee or the like in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Buyer or any of its Affiliates.

         4.4 Litigation. There is no material action, suit, formal governmental investigation or other proceeding pending or, to Buyer's knowledge, threatened against Buyer, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator which if adversely determined would materially impair Buyer's ability to perform this Agreement or the other instruments and documents to be executed and delivered by Buyer at the Closing.

         4.5 Exception to the Condition of Certain Railcars. All of the Railcars listed on Schedule 4.5 do not satisfy Seller's representation regarding the condition of Railcars set forth in Section 3.5 because of "jack-in-the-box" trucks.

         4.6 No Violation of Hart-Scott-Rodino Act. Allied Railcar Company is the "ultimate parent entity" (as such term is defined at 16 C.F.R. sect. 801.1(a)(3)) of Buyer. Buyer does not have "total assets" or "annual net sales" of $10,000,000 or more, within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. sect. 18A).


                           ARTICLE 5

              CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer to purchase the Assets and assume the Assumed Obligations are subject to the fulfillment, at or before the Closing, of each of the following conditions, any one or more of which may be waived by Buyer:

         5.1 Representations, Warranties, Covenants. The representations and warranties of Seller contained in Article 3 of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing
Date. Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed on behalf of Seller by the President or a Vice President of Seller, to the effect that the conditions set forth in this Section 5.1 have been satisfied.

         5.2 Proceedings. No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction in the United States restraining or prohibiting the consummation of the transactions contemplated hereby.

         5.3  [Intentionally omitted.]

         5.4 Bill of Sale and Assignment. Seller shall have delivered to Buyer a Bill of Sale and Assignment, duly executed by Seller, in the form attached to this Agreement as Exhibit C.

         5.5 Instruments of Conveyance. Seller shall have duly executed and delivered to Buyer any other assignments or other instruments of conveyance with respect to the Assets reasonably determined necessary by Buyer and its counsel.

         5.6 Termination Statements. UCC-3 termination statements and other releases of security interests described in clause (v) of the definition of Permitted Liens.

         5.7 Legal Opinions. Buyer shall have received a legal opinion of Richard M. Cozart, general counsel of Chrysler
Capital Corporation ("CCC"), in the form of Exhibit D, and of Allan L. Ronquillo, general counsel of Chrysler Financial
Corporation ("CFC"), in the form of Exhibit E.

         5.8 CFC Guaranty. Buyer shall have received the guaranty (the "CFC Guaranty"), in the form of Exhibit F, by CFC of the indemnity obligations of Seller under this Agreement.

         5.9 Non-Competition Agreement. CCC shall have executed and delivered to Buyer a Non-Competition Agreement in the form of Exhibit G.

         5.10 Termination of Railcar Repair Facility Lease.
Seller shall have executed and delivered to Illinois Central
Railroad Company ("ICRC") a Termination of Lease Agreement in the form of Exhibit H.


                           ARTICLE 6

              CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to consummate the transfer of the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions, any one or more of which may be waived by Seller:

         6.1 Representations, Warranties, Covenants. The representations and warranties of Buyer contained in Article 4 of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing
Date. Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed on behalf of Buyer by the President or a Vice President of Buyer, to the effect that the conditions set forth in this Section 6.1 have been satisfied.

         6.2 Proceedings. No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction in the United States restraining or prohibiting the consummation of the transactions contemplated hereby.

         6.3  [Intentionally omitted]

         6.4 Assumption of Liabilities by Buyer. Buyer shall have delivered to Seller an Assumption of Liabilities duly executed by Buyer, in the form attached to this Agreement as
Exhibit I.

         6.5 Transition Agreement. Seller and Interail shall have executed and delivered the Transition Agreement.

         6.6 Legal Opinion. Seller shall have received a legal opinion of McLachlan, Rissman & Doll, in the form of Exhibit J.

         6.7  Termination of Railcar Repair Facility Lease.
ICRC shall have executed and delivered to Seller a Termination of Lease Agreement in the form of Exhibit H.

         6.8 Buyer's Guaranties. Seller shall have received a guaranty, in the form of Exhibit K, from each of Illinois Central Corporation, Wisconsin Central Ltd., Southern Leasing Corporation and Railroad Financial Corporation (collectively, the "Guarantors").

         6.9 Assumption of Liabilities by Interail. Interail shall have delivered to Seller an Assumption of Liabilities duly executed by Interail in the form attached to this Agreement as Exhibit L.


                           ARTICLE 7

                          COVENANTS

         7.1  [Intentionally omitted].

         7.2  Notice of Proceedings; Agreement to Defend.

              (a) Each party to this Agreement will notify the other promptly in writing upon (i) such party's becoming aware of any order, judgment or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby or any complaint seeking such an order, judgment or decree or (ii) such party's receiving any notice from any governmental authority of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

              (b) In the event any Person brings a suit or claim, or commences an action, investigation or other proceeding, which either challenges the validity or legality of this Agreement or the transactions contemplated by this Agreement or any instrument or document contemplated hereby, or seeks damages in connection with such transactions, the parties agree to consult and to cooperate with each other and use all reasonable efforts to defend against such suit, claim, action, investigation or other proceeding and, in the event an injunction or other order is issued in connection with any of the foregoing, to use all reasonable efforts to have such injunction lifted or such order set aside so that the transactions contemplated by this Agreement and the instruments and documents contemplated hereby may proceed.

         7.3 Consummation of Agreement. Subject to the provisions of Article 9 of this Agreement, Buyer and Seller shall use all reasonable efforts to fulfill and perform all conditions and obligations on their respective parts to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out.

         7.4 Consents and Filings. Buyer and Seller shall give or cause to be given all required notices and use all reasonable efforts to obtain as soon as possible all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as may be required or desired in order to enable Seller and Buyer to perform their respective obligations under this Agreement. Buyer and Seller shall take such action as may be reasonably necessary to prepare the AAR Certificates of Sale which shall be filed by Buyer with the AAR upon Closing. Buyer acknowledges and agrees that the making by Seller of any certification to the AAR under Rule 88 or in any AAR Certificate of Sale shall not be deemed to constitute any representation or warranty whatsoever to Buyer with respect to the Railcars. Seller acknowledges and agrees that the execution by Buyer of any certification to the AAR under Rule 88, including any AAR Certificate of Sale, shall not affect any claim Buyer may have for breach of any representation or warranty made by Seller to Buyer under this Agreement.

         7.5 Release of Certain Obligations. Seller and Buyer shall each use all reasonable efforts (not requiring the expenditure of money, or the payment or delivery of other consideration) to obtain the complete release and discharge of Seller and its Affiliates from all obligations and liabilities of such Persons (whether as principal, guarantor or otherwise) with respect to the Assumed Contracts.

         7.6 Contest of Taxes. Following the Closing, Buyer shall give Seller prompt notice, including a copy of the relevant portion, of any notice (including, for purposes of this Section, any tax bill, assessment, proposed revision or other similar document) that Buyer receives respecting or relating to the payment of property or sales taxes on the Railcars relating to any period that ends prior to the Effective Time, and shall allow Seller to respond to such notice, and to contest, negotiate or otherwise settle any claims made by a taxing authority for such taxes. Seller shall give Buyer notice of, including a copy of the relevant portion of, any notice that Seller receives respecting or relating to the payment of property or sales taxes on the Railcars relating to any period that commences on or subsequent to the Effective Time, and shall allow Buyer to respond to such notice, and to contest, negotiate or otherwise settle any claims made by a taxing authority for such taxes. Each of Buyer and Seller shall give to the other prompt notice of, including a copy of the relevant portion of, any notice that it receives respecting or relating to the payment of property or sales taxes on the Railcars relating to a period that includes but does not end on the Closing Date
("Joint Obligation Period"). The party which, pursuant to this Agreement, would pay the larger portion of the amounts asserted under a Joint Obligation Period notice shall have the right to respond to any such notice and to contest, negotiate or otherwise settle any claims made by a taxing authority for taxes under such notice; provided, however, that (a) where a notice covers both Railcars and other property and applicable procedures permit separate protests or proceedings with respect to separate items of property on such notice, the right to respond to and to contest such notice with respect to the Railcars shall be determined as if separate notices had been received with respect to the Railcars and such other property, and (b) the party with the right to contest, negotiate or otherwise settle any Joint Obligation Period notice shall consult with the other party prior to taking any action or permitting any right to lapse through inaction, and shall otherwise take reasonable steps to keep the other party informed of any proceedings involving such Joint Obligation Period notice.

         7.7 Records. Seller shall deliver to Buyer the Records as promptly as practicable, but in no event later than 60 days after the Closing Date. Except in the case of willful failures by Seller to deliver a specific Record which is within the possession and control of Seller, following a written request therefor by Buyer, Seller shall have no liability to Buyer for failure to deliver any Record to Buyer unless (and only to the extent) Buyer is actually damaged thereby.

         7.8 MPA Mark. Buyer acknowledges that the MPA mark and the Mark Agreement, dated June 28, 1991, between Seller and The Maryland and Pennsylvania Railroad Company ("MPR") regarding the use of the MPA mark (the "MPA Mark Agreement") are not assignable without the consent of MPR. Buyer hereby agrees that, at its expense, Buyer will take all action that may be necessary to obtain MPR's consent to the assignment of the MPA Mark Agreement to Buyer; provided however, that if for any reason MPR does not consent to the assignment of the MPR Mark Agreement prior to the Closing, then the MPA Mark Agreement and Seller's right to use the MPA mark shall not be assigned to or assumed by Buyer and the MPA Mark Agreement shall not be deemed for any purpose to be a Restricted Asset. Failure to obtain the consent referred to in the foregoing sentence prior to the Closing Date shall not effect Buyer's obligation to purchase the Assets and assume the Assumed Obligations.


                           ARTICLE 8

                  SURVIVAL; INDEMNIFICATION

         8.1  Survival.  Subject to this Section 8.1 and to
Section 8.2(f), all representations, warranties, covenants and agreements contained in this Agreement, or in the certificates of Buyer and Seller to be delivered at the Closing, the Bill of Sale and Assignment, the Assumption of Liabilities and the Assignment and Assumption of Liabilities of Interail (collectively, the "Other Documents"), shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, (i) the covenants contained in Sections 7.2(a), 7.3 and the first sentence of 7.4 and the related indemnity obligations set forth in Section 8.2 hereof, shall terminate on, and no action or claim with respect thereto may be brought after, the date that is six months after the Closing Date; (ii) the representations and warranties of Seller contained in Section 3.4 and the related indemnity obligations set forth in Section 8.2 hereof shall terminate on, and no action or claim with respect thereto may be brought after, the statutory limitation period provided in Section 2-725 of the Illinois Uniform Commercial Code as in effect on the date of this Agreement; and (iii) all other representations and warranties contained in this Agreement or the Other Documents, and the related indemnity obligations set forth in Section 8.2 hereof, shall terminate on, and no action or claim with respect thereto may be brought after, the date which is eighteen months after the Closing Date. The limitations in clauses (i) and (iii) in the preceding sentence shall not bar actions after the expiration of the applicable limitations period provided a reasonably detailed written notice of the claim stated in the applicable action is given to the Indemnifying Party (as defined in Section 8.2(c)) prior to expiration of the applicable limitations period and a complaint is filed or equitable relief is sought in a court having jurisdiction in such action within three months after the date such notice is given.

         8.2 Indemnification. The parties shall indemnify each other as set forth below:

              (a) Subject to Sections 8.1 and 8.2(f), Seller hereby agrees to indemnify and hold harmless Buyer from, and to reimburse Buyer for, on a net after-tax basis (taking into account any savings in Taxes resulting from the indemnified Losses, as defined below, and any Taxes on indemnity payments), any and all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto ("Losses") (including, without limitation, any reasonable Legal Expenses (as defined below) but excluding compensation paid to employees of Buyer), which are the direct result of (i) the breach as of the Closing Date of any representation or warranty of Seller contained in Article 3 of this Agreement, (ii) the breach by Seller of or failure by Seller to perform any of its obligations contained in this Agreement or any of the Other Documents or
(iii) any failure by Seller to pay or discharge when due any liability or obligation of Seller that is not assumed by Buyer in or pursuant to this Agreement or any of the Other Documents or, in the case of Management Agreements for managed railcars, Interail. Notwithstanding the foregoing, (A) Seller shall be responsible for any Losses with respect to the matters referred to in (1) Section 8.2(a)(i), to the extent they arise out of a breach of a representation or warranty other than those contained in Section 3.4, and (2) Section 8.2(a)(iii) only to the extent that the cumulative aggregate amount of such Losses (calculated on a net after-tax basis as described above), exceeds $536,000 (the "Basket Amount"), in which case, Seller shall then be responsible for the aggregate amount of such Losses in excess of the Basket Amount, and (B) the cumulative aggregate indemnity obligation of Seller under this Section 8.2 with respect to the matters referred to in Sections 8.2(a)(i) and 8.2(a)(ii) shall in no event exceed the Purchase Price (the "Cap"). As used herein, "Legal Expenses" shall mean the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

              (b) Subject to Section 8.1, Buyer hereby agrees to indemnify and hold harmless Seller from, and to reimburse Seller for, on a net after-tax basis (taking into account any savings in Taxes resulting from the indemnified Losses and any Taxes on indemnity payments), any and all Losses (including, without limitation, any reasonable Legal Expenses but excluding compensation paid to employees of Seller), which (i) are the direct result of (A) the breach as of the Closing Date of any representation or warranty of Buyer contained in Article 4 of this Agreement, (B) the breach by Buyer of or failure by Buyer to perform any of its obligations contained in this Agreement or any of the Other Documents, (C) any failure by Buyer to pay or discharge any liability or obligation assumed by it in or pursuant to this Agreement or any of the Other Documents,
(D) any failure by Buyer to pay or discharge any other liabilities, obligations and duties (and asserted liabilities, obligations or duties), whether fixed, contingent or otherwise, accruing, arising, incurred or to be performed after the Closing Date, in any way associated with, relating to, or arising out of, the Assets, other than Excluded Obligations, (E) any failure by Interail to pay or discharge any liability or obligation assumed by Interail pursuant to the Assignment and Assumption Agreement of even date herewith between Seller and Interail (the "Interail Assumption Agreement") or (F) the breach by Interail of any of its obligations under the Interail Assumption Agreement or the Transition Agreement, or (ii) relate to or arise out of the delay in the delivery of the Railcars by Seller in accordance with Section 2.8(b).

              (c) As promptly as reasonably practicable after Buyer or Seller shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance or the incurrence of any Loss, for which indemnification is provided for by this
Section 8.2 (an "Indemnification Event"), the party entitled to indemnification (an "Indemnified Party") shall give written notice (an "Indemnification Claim") to the party from which indemnification is sought (an "Indemnifying Party") describing in reasonable detail the basis of such Indemnification Claim.
If the Indemnifying Party is not so
notified by the Indemnified Party within 14 calendar days after the date an officer of the Indemnified Party receives notice of, or an officer of the Indemnified Party becomes aware of, any Indemnification Event, the Indemnifying Party shall be relieved of liability hereunder to any Indemnified Party in respect of such Indemnification Event, or the facts or circumstances giving rise thereto, to the extent, (but only to the extent) the Indemnified Party is actually prejudiced or damaged thereby. If such Indemnification Claim involves the claim of any third party, the Indemnifying Party shall be entitled to participate in, and assume sole control over, the defense and settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon Indemnified Party's reasonable request for such consultation from time to time with respect to such claim; and (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which shall not be unreasonably withheld or delayed, before entering into any settlement of such claim or ceasing to defend against such claim, if as a result of such settlement injunctive or other equitable relief would be imposed against the Indemnified Party. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection therewith. If the Indemnifying Party does not assume sole control over the defense or settlement of such claim as provided in this Section 8.2(c) within a reasonable period of time, the Indemnified Party shall have the right to defend and, upon obtaining the written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with Section 8.2(a) or 8.2(b), as appropriate. As long as the Indemnifying Party has not materially breached its obligations under this Section 8.2(c), the Indemnifying Party shall not be liable under this
Section 8.2 for any settlement or compromise effected without its consent.

              (d) In the event of any Indemnification Claim involving the claim of any third party, the Indemnified Party shall cooperate (and shall cause its Affiliates to cooperate) in all reasonable respects with the Indemnifying Party in the defense of any such claim under this Section 8.2. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim.

              (e) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party's rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.

              (f) Any term of this Article 8 to the contrary notwithstanding, the rights and remedies of Buyer, Seller and any other Indemnified Party under this Section 8.2 are exclusive and in lieu of any and all other rights and remedies (other than equitable remedies that may be available to obtain specific performance of this Agreement) which Buyer or Seller or any other Indemnified Party or any other Person may have under this Agreement, the Other Documents or otherwise with respect to (x) the breach of any representation, warranty, certification or other statement made (or deemed made) by Seller or Buyer in or pursuant to this Agreement or any of the Other Documents or
(y) any breach or failure to perform any covenant or agreement set forth in this Agreement or in any of the Other Documents.

              (g) If at any time subsequent to the receipt by any Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the "Recovery" determined on a net after-tax basis in accordance with Section 8.2(a) or 8.2(b), as the case may be) such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

                           ARTICLE 9

                         TERMINATION

         9.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the written agreement of Seller and Buyer.

         9.2 Unilateral Termination. This Agreement may be terminated by Buyer or Seller giving notice of termination to the other at any time after December 31, 1993, if the Closing has not occurred by that date.

         9.3 Effect of Termination. Except for the terms of Sections 10.2 and 10.9 hereof, which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to this Article 9, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained in this Article 9 shall relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein (and the terms of Article 8 hereof shall apply to any such failure).


                           ARTICLE 10

                        MISCELLANEOUS

         10.1 Exclusivity of Representations; Reliance on Representations. (a) THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES OF SELLER. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR STOCKHOLDERS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, THE CONFIDENTIAL MEMORANDUM, DATED MARCH, 1993), BY SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (b) Buyer represents to Seller that in making its decision to enter into this Agreement and purchase the Assets, it is not relying on any information provided or statements made by Seller or any of its agents, representatives, employees or Affiliates other than the specific representations and warranties made by Seller in this Agreement.

         10.2 Expenses. Except as expressly contemplated by this Agreement, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith.
Buyer shall be exclusively responsible for, and shall indemnify and hold Seller harmless against, and Seller shall have no liability or responsibility for, (i) any sales, use, transfer, stamp, documentary, recording, registration or similar Taxes arising from the transfer of the Assets to Buyer, Interail or Buyer's assignees, or any subsequent use or rental of the Assets by Buyer, Interail or Buyer's assignees, and (ii) any filing or recording fees in connection with the transfer of the Assets to Buyer or Interail, but excluding UCC-3 filing fees which will be borne by Seller. Buyer and Seller agree to cooperate in order to minimize any taxes that may be applicable to the transfer of the Assets.

         10.3 Bulk Sales Laws. Buyer hereby waives compliance with the provisions of any applicable bulk sales law. Seller agrees to indemnify and hold Buyer harmless from any loss, liability, cost or expense which may result from non-compliance with any applicable bulk sales law in connection with the sale of the Assets to Buyer.

         10.4  Assignments.

              (a) Except as provided below in Sections 10.4(b) and 10.4(c), Buyer may not without the consent of Seller, and Seller may not without the consent of Buyer, assign any of their respective rights or delegate any of their respective duties hereunder or under the Guaranties referred to in Sections 5.8 and Section 6.8, and any such attempted assignment or delegation without such consents shall be void.

              (b)  After the Closing, without any such consent,
(i) Seller may assign any of its rights and/or obligations hereunder to any of its Affiliates, and upon such assignment Seller will be released from all of its obligations hereunder, and (ii) Seller may assign any of its rights under the Guaranties referred to in Section 6.8 to any of its Affiliates.

              (c) After or simultaneously with the Closing, upon written notice to Seller (in the case of an assignment or collateral assignment of any rights and related obligations under this Agreement) or CFC (in the case of an assignment or collateral assignment of the CFC Guaranty) but without any consent from Seller, (i) Buyer or any Purchaser (as hereafter defined) may assign, as collateral security, any of its rights and/or obligations hereunder and under the CFC Guaranty to any source of financing who takes a security interest (or ownership interest in the case of a sale and lease-back transaction) in the Assets (a "Secured Party"); and (ii) Buyer and each Purchaser may assign, in whole or in part, any of its rights and/or obligations hereunder or under the CFC Guaranty to a subsequent Purchaser, provided, however, that (A) no assignment of any rights under this Agreement or the CFC Guaranty to any Purchaser shall be made, and no purported assignment shall be effective, unless such Purchaser also assumes all of the Assumed Obligations with respect to the rights and/or Assets acquired by and assigned to such Purchaser, such assumption to be evidenced by an assumption agreement in substantially the form attached hereto as Exhibit N, (B) any assignment of any rights under this Agreement or the CFC Guaranty shall be subject to all of the provisions of this Agreement and the CFC Guaranty, as the case may be, including without limitation the Basket Amount and the Cap and the consent to jurisdiction contained in Section 10.9. No assignment of this Agreement by Buyer or by any Purchaser shall affect the obligations of the Guarantors under the guaranties referred to in Section 6.8 which shall remain in full force and effect.

              "Purchaser" means any Person (other than Buyer) who purchases or otherwise acquires any of the Assets on or after the Closing Date in accordance with Section 10.4(c)(ii).

              (d) All claims for indemnification brought by Buyer, any Purchaser or any Secured Party under Section 8.2(a) or the related payment obligation under the CFC Guaranty shall be brought by Buyer (or a successor to Buyer which is reasonably satisfactory to Seller) as agent for the Person seeking indemnification, and neither Seller nor CFC shall have any liability whatsoever for any claim for indemnification under
Section 8.2(a) or the related payment obligation under the CFC Guaranty unless Buyer (or a successor to Buyer which is reasonably satisfactory to Seller) acts as agent on behalf of the party seeking indemnification.

         10.5  Further Assurances.

              (a) From time to time prior to, at and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

              (b)  After the Closing, Seller shall use
reasonable efforts (not including the expenditure of money, or the payment or delivery of other consideration by Seller) to provide for and at the expense of Buyer the benefit (to the maximum extent permitted by law and the applicable warranty) of any manufacturer's and repairman's warranties relating to the Assets to the extent such warranties are not assigned to Buyer pursuant to this Agreement.

         (c) After the Closing, Seller shall use reasonable efforts (not including the expenditure of money, or the payment of other consideration by Seller) to assist Buyer in clearing record title to the Railcars and obtaining the release of any encumbrances of record upon the Railcars which were in effect prior to the Closing Date. At Closing Seller shall execute and deliver to Buyer a Power of Attorney in the form of Exhibit O hereto. Upon the dissolution of Seller, Seller shall cause one of its Affiliates to execute and deliver to Buyer an appropriate substitute limited power of attorney and upon such delivery, Buyer shall deliver the original power of attorney to Seller for destruction.

         10.6 Public Announcement. After this Agreement is fully executed, neither Buyer nor Seller shall make any public announcement with respect to the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that any party or its Affiliates may at any time make any announcements which are required by applicable law, regulation or rule or National Association of Securities Dealers' or stock exchange requirements or which the Board of Directors of such party believes in good faith to be so required, so long as it notifies the other party where practicable of such requirement and discusses with the other party in good faith the wording of any such announcement.

         10.7 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by telex or facsimile transmission) and shall be delivered or mailed (or if by telex, graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

         If to Seller:

              Chrysler Capital Corporation
              225 High Ridge Road
              Stamford, Connecticut 06905
              Telecopier No.:  (203) 975-3910
              Attn:  John W. James

              with copies to:

              Chrysler Capital Corporation
              225 High Ridge Road
              Stamford, Connecticut 06905
              Telecopier No.:  (203) 975-3911
              Attn:  Richard M. Cozart, Esq.

              Chrysler Financial Corporation
              27777 Franklin Road
              Southfield, Michigan 48034-8286
              Telecopier No.:  (313) 948-3138
              Attn:  Allen L. Ronquillo, Esq.

              Hughes Hubbard & Reed
              One Battery Park Plaza
              New York, New York  10004
              Telecopier No.:  (212) 422-4726
              Attn:  Thomas G. Schueller, Esq.

         If to Buyer:

              Allied Railcar Company
              6 W. Hubbard Street, Suite 500
              Chicago, Illinois 60610
              Telecopier No.:  (312) 222-1470
              Attn: President

              with a copy to:

              McLachlan, Rissman & Doll
              6 W. Hubbard Street, Suite 500
              Chicago, Illinois  60610
              Telecopier No.:  (312) 527-2023
              Attn:  John H. Doll, Esq.

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, provided that any notice or communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

         10.8 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         10.9  Law Governing; Consent to Jurisdiction.

              (a)  Law Governing.  This Agreement shall be
governed by and construed and enforced in accordance with the laws of the State of Illinois (without regard to the conflicts of law principles thereof).

              (b) Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally:

                  (i)   submits for itself and its property in
any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Illinois located in Chicago, the courts of the United States of America for the Northern District of Illinois and appellate courts from any of the foregoing;

                 (ii)   consents that any such action or
proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

                (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.7 hereof; and

                 (iv)   WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL
BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE
A JUDGE SITTING WITHOUT A JURY.

         10.10 Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         10.11 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatories to the same counterpart.

         10.12 Entire Agreement; Amendment. This Agreement, the other agreements and instruments referred to herein or executed simultaneously herewith and the Confidentiality Agreement dated November 23, 1993 between Railroad Financial Corporation ("RFC") and Seller constitute the entire agreement among the parties or their Affiliates with respect to the matters contained herein and supersede and cancel any and all prior agreements relating to such matters between them, including, without limitation, the Letter of Intent, dated October 6, 1993, among RFC, Illinois Central Railroad Company, Wisconsin Central Ltd., Interail Inc. and Seller, and the Letter of Confirmation, dated October 8, 1993, from RFC to The Blackstone Group, L.P., and may not be amended or modified except in a writing signed by Buyer and Seller.

         10.13  Access to Books and Records.

              (a) After the Closing Date, Buyer shall, upon the request and at the expense of Seller in connection with the preparation by Seller of tax returns and for such other purposes as Seller shall reasonably request, (i) provide to the officers and other authorized representatives of Seller full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information relating to the Assets, (ii) furnish to Seller and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Assets, (iii) make available to Seller and its authorized representatives personnel of Buyer to consult with such persons and (iv) make available for inspection and copying by Seller true and complete copies of any documents relating to the foregoing. In exercising its rights under the foregoing provisions of this Section 10.13, Seller and its representatives shall not interfere with Buyer's normal operations. Buyer shall retain the files, books, records and documents relating to the Assets for at least five years after the Closing Date. Thereafter, Buyer shall give Seller at least 45 business days' prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Seller, shall deliver to Seller any of such files, books, records or documents that Seller may reasonably request.

              (b) After the Closing Date, Seller shall, upon the request and at the expense of Buyer, provide to the officers and other authorized representatives of Buyer access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information in the possession or control of Seller relating to the Assets, and make available for inspection and copying by Buyer true and complete copies of any such documents. In exercising its rights under the foregoing provisions of this Section 10.13(b), Buyer and its representatives shall not interfere with Seller's normal operations. Seller shall give Buyer 30 days' prior written notice of the proposed destruction of any files, books, records or documents relating to the Assets. Buyer acknowledges that Seller will be liquidated after the Closing and further agrees that upon the liquidation of Seller, Seller shall have no further obligations under this Section 10.13(b) if Seller gives the notice referred to in the preceding sentence.

         10.14 No Third Party Beneficiary. This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

         10.15 Non-Use of Name. Buyer acknowledges that the Assets may include items such as, without limitation, packaging materials, stationery, signs and business cards which are marked with the name "Chrysler," "Chrysler Rail Transportation Corporation" or variations thereof. From and after the Closing, Buyer shall completely and permanently obliterate or remove all such markings prior to using any such item, and in the event that any such marking cannot be completely and permanently obliterated or removed from any such item, Buyer shall promptly destroy such item. From and after the Closing, Buyer shall permanently refrain from using the name "Chrysler", "Chrysler Rail Transportation Corporation" or any variation thereof in any manner in connection with the Assets. Notwithstanding anything to the contrary, Buyer shall not be obligated to repaint any Railcar marked with the name "Chrysler," "Chrysler Rail Transportation Corporation" or variations thereof.

         10.16  Severability.  If any provision of this
Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

         10.17  Admissions, Schedules.  Neither the
specification of any dollar amount in the indemnification provisions of Article 8 nor the inclusion of any items in any Schedule shall be deemed to constitute an admission by Seller or Buyer, or otherwise imply, that any such amount or the items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular Schedule does not constitute an admission by Seller or Buyer that such item meets any or all of the criteria set forth in the Agreement for inclusion in such Schedule.

         10.18  Insurance.  Buyer acknowledges that all
insurance policies maintained by Seller and its Affiliates with respect to the Assets may be terminated effective at any time on or after the Closing Date.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                               CHRYSLER RAIL TRANSPORTATION
                               CORPORATION


                               By: /s/ John J. Thomas
                                   Title: Vice President-Sales

                               ALLIED RAILCAR COMPANY


                               By: /s/ A. D. Kruglinski
                                   Title:  President